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                                                                   EXHIBIT 10.44

                                  PULITZER INC.

                            STOCK OPTION CERTIFICATE

This Certificate represents an option ("Option") to purchase shares of common stock of Pulitzer Inc. (the "Company") granted to you on 2/21/2003 under the Pulitzer Inc. 1999 Stock Option Plan ("Plan"). The basic features of this Option grant are indicated below (and are subject to correction by the Company if and to the extent this Certificate does not accurately reflect the terms of the Option grant). This Option is governed by the terms and conditions of the official Plan document. To accept this Option and its terms, you must sign and return one copy of this Certificate to Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101, Attention: Mr. James V. Maloney. By executing this certificate, you acknowledge receipt of the Plan document and the Summary Description of the Plan.


          Vesting Schedule:         Subject to continuing employment or service
                                    with the Company, 100% on December 31, 2008, unless and except to the extent vesting is accelerated (a) in accordance with the performance-based vesting conditions described in Exhibit A (attached), as construed and applied by the Compensation
                                    Committee of the Board of Directors of the Company, or (b) upon the occurrence of an event that would cause the acceleration of vesting under the terms of the Executive
                                    Transition Agreement dated as of January 1,
                                    2002 between the Company and the Executive.

Termination of Employment:     Death, disability, retirement after age 65 or
                               with Company consent--vesting accelerates; 3 years to exercise

                               Other termination of employment--forfeit non-vested options; 60 days to exercise vested options

Expiration of Option:          February 21, 2013--even if still employed or
                               post-termination exercise period (see above) is still open


 Accepted and Agreed to by:                                     PULITZER INC.
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                                    EXHIBIT A

                  CRITERIA FOR VESTING PERFORMANCE BASED EQUITY

Objective Criteria *

         1. Grow newspaper advertising revenue minus employment revenue during the measurement period** at a rate equal to or in excess of the growth rate of the Advertising Revenue Benchmark (as hereinafter defined). The Advertising Revenue Benchmark is defined as the average annual percentage change in NAA newspaper advertising revenue minus employment revenue from year to year during the three years included in the measurement period.

         2. Improve consolidated operating profit margins*** from the 17.7% margin in fiscal 2002 to at least 20.6% for the 2005 fiscal year.

Subjective Criteria

         1. Management of the Company's business and assets in a manner that enhances shareholder value, considering the Objective Criteria and such other factors and measurements as the Committee deems appropriate.

         2. Maintaining and enhancing the Company's reputation for journalistic excellence.

         3. Success in corporate governance, including an effective relationship with the Company's Board of Directors and shareholders.

         4. Building and retaining an effective management team to help ensure the Company's success.

         If both of the Objective Criteria are met, all options and restricted share units subject to the application of the Performance Vesting Criteria will automatically vest. If both of the Objective Criteria are not met, none of the options or restricted share units will automatically vest, but the Committee in its discretion may vest all, some or none of the options or units based on its review of the executive's satisfaction of the Subjective Criteria.

         All options and/or units that do not vest based on performance during the measurement period will vest on December 31, 2008, subject to the executive's continuing employment and acceleration under the customary terms of the executive's stock option and restricted stock unit award agreements.

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* In determining whether the Objective Criteria have been satisfied appropriate adjustments will be made for any acquisitions or dispositions during the measurement period.

** Measurement period is the three year period beginning January 1, 2003 and ending December 31, 2005.

*** Operating profit to revenues with Pulitzer's share of Tucson results included in both operating profits and revenues.